                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT
                                 BY AND BETWEEN
                             CRA Managed Care, Inc.
                                      AND
                        United Healthcare Services, Inc.
                                 March 19, 1996

                               TABLE OF CONTENTS
                              --------------------

                                                                          PAGE
                                                                          ----
 Article I -- List of Defined Terms....................................     1

 Article II -- Sale of Shares and Closing..............................     2
     2.1 -- Purchase and Sale..........................................     2
     2.2 -- Purchase Price.............................................     2
     2.3 -- The Closing................................................     2

 Article III -- Representations and Warranties of Buyer................     3
     3.1 -- Organization...............................................     3
     3.2 -- Authority Relative to this Agreement.......................     3
     3.3 -- Brokers and Finders........................................     4
     3.4 -- Accuracy of Representations and Warranties.................     4
     3.5 -- Funding of the Transaction.................................     4

 Article IV -- Representations and Warranties of Seller................     4
     4.1 -- Organization...............................................     4
     4.2 -- Subsidiaries...............................................     5
     4.3 -- Capitalization of the Company..............................     5
     4.4 -- Governmental Authorization and Regulations.................     5
     4.5 -- Authority Relative to this Agreement.......................     5
     4.6 -- Financial Statements.......................................     6
     4.7 -- Employment Understandings and Labor Relations..............     7
     4.8 -- Absence of Certain Changes or Events.......................     7
     4.9 -- Employee Benefit Plans.....................................     9
     4.10 -- Litigation and Liabilities................................    10
     4.11 -- Compliance with Laws and Orders...........................    10
     4.12 -- Tax Returns and Reports...................................    11
     4.13 -- Insurance.................................................    12
     4.14 -- No Defaults...............................................    13
     4.15 -- Brokers and Finders.......................................    13
     4.16 -- Real Estate...............................................    13
     4.17 -- Contracts.................................................    14
     4.18 -- Bank Accounts, Guarantees and Powers......................    15
     4.19 -- Intellectual Property Rights..............................    15
     4.20 -- Insider Interests.........................................    16
     4.21 -- Absence of Certain Business Practices.....................    16
     4.22 -- No Interest in Competitors................................    16
     4.23 -- Disclosure................................................    16
     4.24 -- Genesys...................................................    17
     4.25 -- Accuracy of Representations and Warranties................    17

                                                                          PAGE
                                                                          ----
 Article V -- Covenants................................................    18
     5.1 -- Affirmative Covenants of the Seller........................    18
     5.2 -- Negative Covenants of the Seller...........................    18
     5.3 -- Access and Information.....................................    21
     5.4 -- Additional Arrangements....................................    21
     5.5 -- Continuing Nature of Representations and Warranties........    22
     5.6 -- Tax Matters................................................    22
     5.7 -- Appropriate Action; Consents; Filings......................    24
     5.8 -- Company Employees..........................................    24
     5.9 -- Employee Benefits..........................................    25
     5.10 -- Employment Agreements.....................................    26
     5.11 -- Indemnification...........................................    26
     5.12 -- Survival of Indemnifications, Representations and
      Warranties.......................................................    28
     5.13 -- Funding of the Transaction................................    28
     5.14 -- Insurance.................................................    29
     5.15 -- Network Access............................................    29
     5.16 -- Audited Financials........................................    29
     5.17 -- Trademarks................................................    29
     5.18 -- Cost Reimbursement Agreement..............................    29

 Article VI -- Closing Conditions......................................    30
     6.1 -- Conditions to Each Party's Obligation......................    30
     6.2 -- Conditions to Obligation of the Seller.....................    31
     6.3 -- Conditions to Obligations of Buyer.........................    31

 Article VII -- Termination, Amendment and Waiver......................    32
     7.1 -- Termination................................................    32
     7.2 -- Effect of Termination......................................    33
     7.3 -- Fees and Expenses..........................................    33
     7.4 -- Amendment..................................................    33
     7.5 -- Waiver.....................................................    34

 Article VIII -- General Provisions....................................    34
     8.1 -- Notice of Breach...........................................    34
     8.2 -- Publicity..................................................    34
     8.3 -- Assignment.................................................    34
     8.4 -- Interpretation.............................................    34
     8.5 -- Notices....................................................    34
     8.6 -- Separability...............................................    35
     8.7 -- Specific Performance.......................................    36
     8.8 -- Entire Agreement...........................................    36
     8.9 -- Governing Law..............................................    36
     8.10 -- Dispute Resolution and Remedies...........................    36
     8.11 -- Counterparts..............................................    36
     8.12 -- No Third Party Benefit....................................    36

 Exhibit A.............................................................    38
 Exhibit B.............................................................    39


(Copies of attachments to this agreement will be furnished by the Company upon request.)

                            STOCK PURCHASE AGREEMENT
                         ------------------------------

    This STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of March 19, 1996 is made and entered into by and between CRA Managed Care, Inc., a Massachusetts corporation ("Buyer"), and United Healthcare Services, Inc. (formerly known as UHC Management Company, Inc.), a Minnesota corporation ("Seller").

    WHEREAS, Seller owns 100 shares of common stock, par value $.0005 per share, of FOCUS Healthcare Management, Inc. a Tennessee corporation (the "Company"), constituting all of the issued and outstanding shares of capital stock of the Company (such shares being referred to as the "Common Stock").

    WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Common Stock on the terms and subject to the conditions set forth in this Agreement.

    NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                             LIST OF DEFINED TERMS
                            ------------------------

    For purposes of this Agreement, the following terms shall be defined as follows:

    A. "AFFILIATE" shall mean with respect to any person (as hereinafter defined), any person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such person.

    B. "COMMON STOCK" shall mean the Company's common shares, $.0005 par value per share.

    C. "DISCLOSURE SCHEDULE" shall mean the documents prepared and delivered by the Company upon the execution of this Agreement with respect to its representations and warranties under this Agreement.

    D. "PERSON" shall mean an individual, a group, a corporation, a partnership, an association, a trust or any other entity or organization.

    E. "SUBSIDIARY" shall mean any corporation or partnership of which at least 50% of the outstanding voting securities or ownership interests are directly or indirectly owned by the Company. Unless the context otherwise requires, the terms "the Company" shall include such entities and their respective Subsidiaries. For purposes of this Agreement, unless otherwise provided for, Genesys Cost Management Systems, Inc. ("Genesys") shall not be deemed to be a Subsidiary of the Company.

    F. "TO THE KNOWLEDGE OF" shall mean, to the extent related to the representations and warranties made in Articles III and IV, information which is known or should have been known by the officers of the Seller or the Buyer, as the case may be, listed on Exhibit A to this Agreement, as such knowledge has been obtained in the normal conduct of the business and following, unless otherwise stated, a reasonable investigation or inquiry by Buyer or Seller, as the case may be, for the express purpose of making such representations and warranties.

                                   ARTICLE II
                           SALE OF SHARES AND CLOSING
                        -------------------------------

    Section 2.1 Purchase and Sale.  Seller agrees to sell to Buyer, and Buyer
    ------------------------------
agrees to purchase from Seller, all of the right, title and interest in and to all of the outstanding Common Stock of the Company (the "Common Stock") on the terms and subject to the conditions set forth in this Agreement.

    Section 2.2 Purchase Price.  The purchase price for the Common Stock is
    ---------------------------
$21,000,000 (Twenty-one million dollars) (the "Purchase Price").


Section 2.3 The Closing.
------------------------
    (a) The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Hutchins, Wheeler & Dittmar, at 10:00 a.m. on April 1, 1996 (the "Closing Date"), or at such other place and at such other date as is mutually agreeable to Buyer and Seller. The purchase and sale of the Common Stock will be effective as of 5:00 p.m. EST on the Closing Date or such other date designated by the parties.

    (b) Subject to the conditions set forth in this Agreement, the parties agree that at the Closing:

        (i) Buyer shall deliver to Seller the Purchase Price by Federal Funds wire transfer of immediately available funds to the account designated by Seller;

        (ii) Seller shall deliver to Buyer a stock certificate, free and clear of all liens and encumbrances and restrictions, evidencing the Common Stock and registered in Buyer's name;

       (iii) Each of the parties shall deliver to the other the documents required to be delivered pursuant to Agreement; and

            (iv) Buyer shall pay to Seller $12,000 (Twelve thousand dollars) in consideration of certain agreements of Seller made pursuant to Section
       5.8 herein.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF BUYER
                -----------------------------------------------

    Buyer represents and warrants to the Seller as follows that, except as set forth in a Disclosure Schedule:

    Section 3.1 Organization.  Buyer is a corporation duly incorporated, validly
    -------------------------
existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power to carry on its respective business as it is now being conducted.


Section 3.2 Authority Relative to this Agreement.
-------------------------------------------------
    (a) Buyer has the requisite corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, to the extent required, by the Board of Directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement, and the transactions contemplated by hereby and thereby. This Agreement has been duly and validly executed and delivered by Buyer and is a valid and binding obligation of Buyer enforceable against it in accordance with its terms.

    (b) Buyer is not subject to or obligated under:

        (i) any charter or by-law;

        (ii) to the knowledge of Buyer, any provision of any material contract, mortgage, indenture, lease or other instrument or agreement or any material license, franchise or permit; or

       (iii) any material order or decree,

which would be breached or violated or in respect of which a right of acceleration would be created adversely affecting its ability to comply with its obligations and commitments hereunder, by its executing, delivering and carrying out this Agreement.

    (c) To the knowledge of Buyer:

        (i) there is no legal impediment to the execution and delivery of this Agreement by Buyer and

        (ii) except as referred to herein, and except for compliance with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "H-S-R Act"), (x) there is no legal impediment to the consummation of the transactions contemplated hereby by Buyer, (y) no filing, notice to, or registration with, or authorization, consent or approval of, any public body or authority and (2) no notice to, consent or approval of any third party or entity, is necessary for the consummation by Buyer of the transactions contemplated hereby.

    Section 3.3 Brokers and Finders.  No broker, finder or financial advisor is
    --------------------------------
acting or has acted on behalf of Buyer or is entitled to receive any brokerage fees, commissions, finders' fees or financial advisory fees in connection with the transactions contemplated herein.

    Section 3.4 Accuracy of Representations and Warranties.  No representation
    -------------------------------------------------------
or warranty made by Buyer to the Seller in this Agreement is false or misleading with respect to any material fact, or omits or fails to state a material fact necessary to make the statements contained therein not misleading.

    Section 3.5 Funding of the Transaction.  Buyer will have sufficient cash on
    ---------------------------------------
hand and available through bank facilities in effect and approved for the purchase of the Common Stock to pay the Purchase Price as required by this Agreement without any contingency or approval by a third party.


                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER
                ------------------------------------------------

    Except as set forth and described in the Disclosure Schedule (which shall specifically reference the applicable Section of this Agreement), the Seller represents and warrants to Buyer as follows:

    Section 4.1 Organization.  The Company is a corporation duly incorporated,
    -------------------------
validly existing and in good standing under the laws of the State of Tennessee and has the requisite corporate power to carry on its business as it is now being conducted. The Company is duly qualified and licensed to conduct business as a foreign corporation, and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary other than where failure to be so qualified would not materially adversely effect the Company's ability to carry on its business as currently conducted. All jurisdictions where the Company or any Subsidiary is required to be or is qualified to do business as a foreign corporation due to the nature of its operations are listed in Section 4.1 of the Disclosure

Schedule. The Company has previously furnished to Buyer true and complete copies of the articles of incorporation and by-laws, each as amended to date, of the Company.

    Section 4.2 Subsidiaries.  The Company has no Subsidiaries.
    -------------------------

Section 4.3 Capitalization of the Company.
------------------------------------------
    (a) As of the date of this Agreement, the authorized capital stock of the Company consists of the following:

        (i) 20,000,000 shares of Common Stock, of which:

           (1) 100 shares are issued and outstanding and owned by the Seller;

           (2) 19,999,900 shares are reserved for future issuance.

        (ii) 102,000 shares of Preferred Stock, par value .01, none of which is issued or outstanding

All of the issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. At Closing there will be, no options, warrants, rights, agreements, commitments or outstanding securities obligating the Company to issue, transfer or sell, or to redeem, purchase or otherwise acquire, directly or indirectly, any shares of Common Stock and no obligations to issue, transfer or sell any Shares of Common Stock. All of the Common Stock is held by the Seller and the Seller will transfer the Common Stock to the Buyer free and clear of all liens, encumbrances and restrictions.

    Section 4.4 Governmental Authorization and Regulations.  Section 4.4 of the
    -------------------------------------------------------
Disclosure Schedule lists all material governmental licenses, permits, certificates, consents, certificates of authority, bonds, orders or other approvals currently held by the Company. The Company holds all governmental licenses, permits, certificates, consents, certificates of authority, bonds, orders, approvals and other authorizations, whether foreign, federal, state or local, necessary for the operation of its business, as currently conducted and as contemplated by this Agreement to be conducted and to own, hold under lease or operate its properties where the absence of such items would have a material adverse effect on the business or financial condition of Company.


Section 4.5 Authority Relative to this Agreement.
-------------------------------------------------
    (a) Seller has the requisite corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and have been duly authorized, to the extent required, by the Board of Directors of the Seller and, no other corporate proceedings on the part of the Seller will be necessary to authorize this Agreement, and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Seller and is a valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

    (b) The Seller is not subject to or obligated under:

        (i) its charter or bylaws;

        (ii) any provision of any material obligation or right, whether a contract, mortgage, indenture, lease or other instrument or agreement or any license, franchise or permit; or

       (iii) any order or decree, which, to the knowledge of Seller, would be breached or violated in any material respect or in respect of which a right of acceleration or termination would be created, adversely affecting its ability to comply with its obligations and commitments hereunder, by the execution, delivery and carrying out of this Agreement.

    (c) To the knowledge of the Seller:

        (i) there is no legal impediment to the Company's execution and delivery of this Agreement; and

        (ii) except as referred to herein or in the Disclosure Schedules, and except for compliance with the provisions of the H-S-R Act, (x) there is no legal impediment to the Company's consummation of the transactions contemplated hereby, and (y) no filing or registration with, or authorization, consent or approval of, any public body or authority and no consent or approval of any third party or entity, is necessary for the consummation by the Company of the transactions contemplated hereby.

Section 4.6 Financial Statements.
---------------------------------
    (a) Section 4.6(a) of the Disclosure Schedule sets forth the unaudited balance sheet of the Company as of December 31, 1994 and the unaudited income statement for the year then ended (the "1994 Financials") and unaudited balance sheet as of December 31, 1995 and the unaudited income statement for the year then ended (the "1995 Financials"). The 1994 Financials and the 1995 Financials are sometimes collectively referred to as the "Financial Statements".

    (b) The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in any audited financial statements or in the notes thereto) and fairly present the financial position of the Company as at the dates thereof and the results of their operations and changes in financial position for the periods then ended.

    (c) The accounts receivable balance and related reserve for doubtful accounts shown on the Financial Statements are reported in accordance with GAAP and as of the date of this Agreement, the Company has no knowledge that any such receivables are currently not collectible in the normal course of business consistent with past practice, except to the extent reserved against as being uncollectible.


Section 4.7 Employment Understandings and Labor Relations.
----------------------------------------------------------
    (a) There are no written or oral employment agreements or contracts relating to employment to which the Company is a party or for which the Company has any liability. Each of the written contracts or agreements is, to the knowledge of the Company, valid, binding and enforceable in accordance with its terms, and none of the parties thereto is, to the knowledge of the Company, in default of any of its obligations thereunder.

    (b) Section 4.7(b) of the Disclosure Schedule contains a complete listing of all unfair labor practice complaints, labor disturbances or other controversies respecting employment, whether pending or, to the knowledge of the Company, threatened, or proposed against the Company, or to the best of Seller's knowledge, any current employee, officer, or director. The Company is in material compliance with all laws materially affecting employment and employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practice. The Company is not a party to or bound by any collective bargaining agreement with any labor union or organization nor, to the knowledge of the Company, are any of its employees represented by any labor union or organization. To the knowledge of the Company there are no union organization attempts underway with respect to the employees of the Company. To the knowledge of the Company, no employee of the Company is subject to any secrecy or noncompetition agreement or any agreement or restriction of any kind with any third party that would impede in any material way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Company.

    (c) Section 4.7(c) of the Disclosure Schedule contains a complete listing of all written or oral agreements or understandings relating to individuals or entities providing services to the Company as independent contractors and which provide for annual payments in excess of $100,000.00.

    Section 4.8 Absence of Certain Changes or Events.  Except as described in
    -------------------------------------------------
the Financial Statements (or in the notes thereto), or as otherwise agreed to in this Agreement or in writing by Buyer, since the date of the 1995 Financials:

    (a) the Company has conducted its business only in ordinary and usual course;

    (b) there has not been any material adverse change in the condition (financial or otherwise), results of operations, businesses, properties, assets, liabilities or earnings of the

Company taken as a whole and the Company is not aware of any information (excluding public information regarding economic conditions and similar matters of general application) which reasonably could be expected to result therein;

    (c) neither the Seller nor the Company has entered into any employment or severance agreements, or granted any increase in compensation, bonuses, severance pay, or other employee benefits, payable to or with respect to any Company Employee (as defined in Section 5.8 of this Agreement), except for any increase in compensation granted in the ordinary course of business consistent with past practices for the Company Employees or as required under Sections 5.8 or 5.9 of this Agreement.

    (d) the Company has not made any loans or advances to any officer, director, shareholder or Affiliate of the Company (except for ordinary travel and business expense payments);

    (e) the Company has not declared or paid, or accrued any liability for the payment of, any dividends or made any other distributions to its shareholders with respect to shares of Common Stock;

    (f) the Company has not entered into any material commitment or transaction (including without limitation any borrowing or capital expenditure) other than in the ordinary course of business;

    (g) there has not been any material change in the accounting methods or practices followed by the Company except as required by GAAP and disclosed to Buyer;

    (h) the Company has not incurred any debt, liability or obligation, whether accrued, absolute, contingent or otherwise, which is material to the business or financial condition of the Company other than in the ordinary course of business;

    (i) the Company has not sold, assigned, transferred or granted any exclusive license with respect to any trademark, trade name, service mark, copyright, trade secret or other intangible asset;

    (j) the Company has not issued, redeemed or repurchased any stock, bond or other corporate security;

    (k) the Company has not experienced any material damage, theft or loss;

    (l) the Company has not relinquished any material contract or contract right;

    (m) the Company has not entered into any commitment (contingent or otherwise) to do any of the foregoing.

Section 4.9  Employee Benefit Plans.
------------------------------------
    (a) Section 4.9(a) of the Disclosure Schedule sets forth any pension, retirement, savings, disability, medical, dental, health, life, severance pay, Internal Revenue Code Section 125 "cafeteria" or "flexible benefit", vacation pay, sick pay, stock purchase, stock option, deferred compensation, incentive compensation, fringe benefit, stay-with-bonus, change of control agreement or other employee benefit plan, program or arrangement (including without limitation, any employee pension benefit plan as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any employee welfare benefit plan as defined in Section 3(1) of ERISA), under which Company Employees (as defined in Section 5.8 of this Agreement) are entitled to participate or benefit, whether or not any of the foregoing is funded and whether insured or self-funded (the "Employee Benefit Plans").

    (b) Each Employee Benefit Plan maintained by the Seller in connection with the Company is in substantial compliance with applicable law and has been administered and operated in all material respects in accordance with its terms. Each Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended, has received a favorable determination letter from the Internal Revenue Service and no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination.

    (c) A true and complete copy of each Employee Benefit Plan, and where applicable, a copy of the most recent IRS Form 5500 annual report, IRS determination letter, trust agreement or other funding arrangement, and summary plan description with respect to each such Employee Benefit Plan has been furnished to Buyer.

    (d) None of the Employee Benefit Plans provide benefits with respect to current or former Company Employees (or their beneficiaries) beyond their retirement or other termination of employment, other than (i) coverage for benefits mandated by applicable law, (ii) death benefits or retirement benefits under an employee pension benefit plan (as defined by section 3(2) of ERISA),
(iii) benefits, the full cost of which is borne by the current or former Company Employee, or beneficiary; or (iv) severance or disability plans identified on
Section 4.9(a) of the Disclosure Schedule.

    (e) None of the Employee Benefit Plans is or has been subject to Title IV of ERISA. None of the Seller, the Company, or any entity required to be aggregated with the Seller or the Company for purposes of section 414 of the Code or section 4001 of ERISA has (while so aggregated) terminated an employee pension benefit plan (as defined in section 3(2) of ERISA) that is or has been subject to Title IV of ERISA, nor has any such employee pension benefit plan ever been the subject of termination proceedings by the Pension Benefit Guaranty Corporation. No Person has engaged in any transaction in connection with any Employee Benefit Plan that could reasonably be expected to result in the imposition of a penalty pursuant to section 502(i) of ERISA, damages pursuant to section 409 of ERISA, or a tax pursuant to section 4975(a) of the Code. No liability, claim, action, or litigation has been incurred, made, commenced, or threatened in connection with any Employee Benefit Plan against the Company, its officers, or directors, or any Employee Benefit Plan, or any fiduciary or administrator thereof (other than for routine claims for benefits and administrative expenses payable in the ordinary course).

    (f) All required contributions to, and all payments with respect to, the Employee Benefit Plans have been timely made.

    (g) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former Company Employee to any severance or termination pay, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such Company Employee, except as specifically provided in Sections 5.8 and 5.9 of this Agreement with respect to Seller's 401(k) Plan (as defined in Section 5.8).

Section 4.10  Litigation and Liabilities.
-----------------------------------------
    (a) Section 4.10 of the Disclosure Schedule lists and briefly describes all claims, actions, suits, disputes, proceedings or governmental or regulatory investigations involving, pending or, to the knowledge of the Company threatened against the Company. Except as noted in Section 4.10 of the Disclosure Schedule, none of the matters listed therein may reasonably be expected to have a materially adverse effect upon the Company's operations as currently conducted.

    (b) To the knowledge of the Seller, there are no judgments, consents, decrees, injunctions or any other judicial or administrative mandates outstanding against the Company.

Section 4.11  Compliance with Laws and Orders.
----------------------------------------------
    (a) The Company is in compliance in all material respects with all laws, regulations and orders and governing instruments applicable to it and to the conduct of its business and the Company has not received any notice of any material noncompliance with any laws, regulations and orders and governing instruments applicable to it and the conduct of its business, and

    (b) The Company is not in default under, and no event has occurred which, with the lapse of time or action by a third party, could result in the default under, the terms of any judgment, order, writ, decree, permit or license of any agency of any government or court, whether federal, state, municipal or local and whether at law or in equity except where such default would not materially adversely effect the Company's ability to carry on its business as it is now being conducted.

Section 4.12  Tax Returns and Reports.
--------------------------------------
    (a) All federal, state, local and foreign tax returns, declarations, report estimates, statements and information return required to be filed in respect of Taxes, as defined in Section (m) below ("Tax Returns") required to be filed for the periods through the Closing Date by the Company have been or will be filed with the appropriate governmental authorities in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns and reports properly reflect in all material respects the taxes, reporting requirements and responsibilities of the Company for the periods shown thereon. All Taxes shown to be due by the Tax Returns, or which are otherwise claimed to be due, to any taxing authority from the Company have been paid or provided for. All Taxes required to be withheld, collected or deposited by the Company have been timely withheld, collected, or deposited and, to the extent required, have been paid to the relevant Tax Authority. The liabilities for Taxes, other than deferred Tax liabilities, provided for in the Financial Statements are in all material respects sufficient for payment of all unpaid Taxes accrued for or applicable to the Company through the periods reflected in such Financial Statements. The Company has not received any notice of audit, assessment or investigation by the Internal Revenue Service or any other taxing authority in connection with any Tax Returns and there are no pending tax examinations of or Tax claims asserted against the Company, or any of its properties. There are no Tax liens on any of the properties or assets of the Company or its Subsidiaries except for liens of current Taxes not yet due and payable. The Company has not waived any law or regulation fixing, or consented to the extension of, any period of time for assessment of any Taxes which waiver or consent is currently in effect.

    (b) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

    (c) The Company has not received any outstanding subpoenas or requests for information with respect to any federal income tax returns of the Company or the Taxes reflected on such returns.

    (d) No consent under Section 341(f) of the Code has been filed with respect to the Company.

    (e) The Company has not been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax potentially applicable as a result of such membership or holding has not expired.

    (f) The Company was not acquired in a qualified stock purchase under Section 338(d)(3) of the Code and no elections under Section 338(g) of the Code, protective carryover basis elections, offset prohibition elections or other deemed or actual elections under Section 338 of the Code are applicable to the Company or any Subsidiaries.

    (g) The Company is not nor has been subject to the provisions of Section 1503(d) of the Code.

    (h) There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax, other than real or personal property Taxes; to which the Company may be subject.

    (i) The Company has provided to Buyer a complete and accurate list of locations by city and state or country in which the Company presently does business, is qualified to do business or files any state, local or foreign income, payroll or franchise tax returns.

    (j) The Company's net operating losses have been limited under Section 382 of the Code, as described in the Disclosure Schedule, as a result of changes in ownership of the Common Stock or Preferred Stock occurring prior to Closing.

    (k) The Company has no liability for the Taxes of any person other than the Seller and its affiliates (i) under Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor,
(iii) by contract, or (iv) otherwise.

    (l) Seller is a wholly-owned subsidiary of the "common parent" of an "affiliated group" of corporations (as those terms are used in section 1504(a) of the Code and the Treasury regulations promulgated under section 1502 of the
Code) that includes the Company (the "Seller Group"). The Seller and the Company will be included in the consolidated federal income Tax Return filed by Seller's owner for the Taxable Period including the Closing Date.

    (m) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees assessments or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon the Company or any subsidiary.

    Section 4.13  Insurance.  Section 4.13 of the Disclosure Schedule contains a
    ------------------------
list of all the insurance policies maintained by or on behalf of the Company, on its respective properties, assets, business, operations or personnel. To the knowledge of the Company, its business operations and all insurable properties and assets are insured in all material respects for their benefit against all risks that are customarily insured against in the industry and that are usually insured against by businesses operating similar businesses or properties in the localities where such businesses or properties are located, in each case:

    (a) under policies issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are, in the reasonable opinion of the Seller, adequate for the business engaged in by the Company, or

    (b) by self-insurance or self-retention by the Company as described in the Disclosure Schedule.

All such policies are in full force and effect and neither the Company is in default (A) thereunder in any manner which could result in the denial of coverage or cancellation of a policy, or (B) in the payment of any premium. Except for the Texas Association of School Boards litigation, there currently is no outstanding material claim with respect to such insurance coverage. Neither the Company nor any Subsidiary has received notification of, and, to the knowledge of the Company, no grounds exist for, the cancellation or proposed cancellation of any such policies. To the knowledge of the Company there is no reason why any such policies would not be valid, binding and enforceable in all material respects, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought. The Company has not failed to give any notice or present any claim thereunder in accordance with such policies, such as would permit the insurer to deny coverage under such policies.

    Section 4.14  No Defaults.  The Company is not nor, to the Company's
    --------------------------
knowledge is any other party thereto, in material violation or breach of, and, to the knowledge of the Seller, no event exists which constitutes or would (after notice or lapse of time or both) constitute a material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Company Contract, (as defined in Section 4.17).

    Section 4.15  Brokers and Finders.  No broker, finder or financial advisor
    ----------------------------------
is acting or has acted on behalf of Seller or is entitled to receive any brokerage fees, commissions, finders' fees or financial advisory fee in connection with the transactions contemplated herein.

Section 4.16  Real Estate.
--------------------------
    (a) The Company does not own any real property. The leased property listed in Section 4.16 of the Disclosure Schedule constitutes all of the real property, in excess of 5,000 square feet, occupied by the Company (the "Real Property"). The Real Property has access sufficient for the conduct of the Company's business as now conducted or as presently proposed to be conducted to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operation of the business of the Company at that location.

    (b) To the knowledge of the Seller, the leases described in Section 4.16 the Disclosure Schedule are in full force and effect, and the Company holds a valid and existing leasehold interest under each of the leases for the term set forth in Section 4.16(b) of the Disclosure Schedule. The Company has delivered to Buyer complete and accurate copies of each of the leases described in Section
4.16 of the Disclosure Schedule, and none of such leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered to Buyer. The Company is not in material default, and to the knowledge of the Company no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in the Company's material default under any of such leases; nor, to the knowledge of the Seller, is any other party to any of such leases in material default.

    (c) The buildings, machinery, equipment and other tangible assets used in the conduct of the Company's business are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. There are no material defects in such assets or other conditions relating thereto which, in the aggregate, materially adversely affect the operation value of such assets. The Company owns, or leases under valid leases, all buildings, machinery, equipment and other tangible assets reasonably necessary for the conduct of its business.

    (d) The Company is not in violation in any material respect of any applicable zoning ordinance or other law, regulation or requirement including laws relating to hazardous waste disposal, relating to the operation of any properties used in the operation of its business, and the Company has not received any notice of any such violation, or the existence of any condemnation proceeding with respect to any of the Real Property, except, in each case, with respect to violations or proceedings the potential consequences of which do not or will not materially impair the use of any of the Company's Real Property.

Section 4.17  Contracts.
------------------------
    (a) Section 4.17(a) of the Disclosure Schedule sets forth as of the date of this Agreement a list of each contract or agreement of the Company including, without limitation, contracts or agreements between the Company, on the one hand, and any person or entity, on the other hand (together with the contracts and agreements listed in Section 4.17(b) of the Disclosure Schedule, the "Company Contracts"):

        (i) involving an aggregate payment or commitment per contract or agreement on the part of either of the parties thereto of more than $100,000 during the 12-month period ended December 31, 1995;

        (ii) concerning a material partnership or joint venture with another person;

       (iii) pursuant to which assets or services are provided to or from an affiliate in excess of $10,000 in any 12-month period; or

        (iv) which is otherwise material to the Company.

To the Company's knowledge, all the Company Contracts are valid and in full force and effect on the date hereof. Correct and complete copies of all written Company Contracts have been made available to Buyer and the terms of all oral Company Contracts have been disclosed to Buyer.

    (b) Section 4.17(b) of the Disclosure Schedule lists each Company Contract to which the Company or any Subsidiary is a party and which limits the right of the Company prior to the Closing Date or any of its subsidiaries at or after the Closing Date, to engage in, or to compete with any person in, any business, including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by the Company prior to the Closing Date, or Buyer or any of its subsidiaries after the Closing Date.

    (c) As of the date of this Agreement, to the knowledge of the Company, the relationships of the Company with their customers are good commercial working relationships. During 1995, no material customer of the Company or its Subsidiaries has canceled or otherwise terminated its relationship with the Company or such Subsidiaries and to the Company's knowledge no material customer of the Company or any Subsidiary currently intends to cancel or otherwise terminate its relationship with the Company or its Subsidiaries.

    Section 4.18  Bank Accounts, Guarantees and Powers.  Section 4.18 of the
    ---------------------------------------------------
Disclosure Schedule sets forth:

    (a) a list of all accounts maintained by the Company at any bank or other financial institution;

    (b) all agreements or commitments of the Company guaranteeing the payment of money or the performance of other obligations or contracts by any third persons (other than endorsements of negotiable instruments in the ordinary course of the Company's or any Subsidiary's business); and

    (c) the names of all persons, firms, associations, corporations or business organizations holding general or special powers of attorney from the Company or any Subsidiary together with a summary of the terms thereof.

    Section 4.19  Intellectual Property Rights.  Section 4.19 of the Disclosure
    -------------------------------------------
Schedule sets forth (a) all material patents, trademarks, service marks, tradenames, slogans, registered copyrights, and commercially significant unregistered copyrights owned, used, or licensed by the Company (the "Marks and Rights"), including all titles, registration numbers, application numbers, dates of registration and application, inventors, licensor, and licensees, as applicable; and (b) all litigation and claims currently outstanding or brought or made by the Company or by a third party against the Company since January 1, 1994, involving the Marks and Rights or trade secrets, including all conflicting claims of ownership and claims of infringement of the Marks and Rights or the trade secrets. The Company or Seller's parent company owns or possesses the right to use all Marks and Rights Company currently uses, and to the knowledge of the Company, there are no conflicts with the rights of others with respect to such use.

    Section 4.20  Insider Interests.  No present officer or director or employee
    --------------------------------
of the Company (a) owns, directly or indirectly, in whole or in part, any of the material properties used in the business of the Company, (b) has received a loan or advance from the Company (other than with respect to business and travel expenses) which is currently outstanding, (c) has the right to borrow from the Company (other than with respect to business travel), (d) has any obligation to make any loan to the Company, or (e) has any other material business relationship with the Company other than in his or her capacity as an officer, director, shareholder, employee, health care provider, provider of legal services or subscriber.

    Section 4.21  Absence of Certain Business Practices.  Neither the Company
    ----------------------------------------------------
nor, to the knowledge of the Company, any officer, employee or agent of the Company, nor any other person or entity acting on its behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier or governmental employee or other person who is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction) which (a) might subject the Company, to any material damage or penalty or to any material civil, criminal or governmental litigation or proceeding, (b) if not given in the past, might have materially adversely affected the assets, business or operations of the Company as reflected in the Financial Statements, or (c) if not continued in the future, might materially adversely affect the Company's assets, business or operations or which might subject the Company to suit or penalty in any private or governmental litigation or proceeding.

    Section 4.22  No Interest in Competitors.  No officer, director or, to the
    -----------------------------------------
knowledge of the Seller, employee of the Company directly or indirectly owns any interest in, or controls or is a participant in or consultant to, any corporation, partnership, limited partnership, joint venture, association or other entity which is a competitor, landlord, or tenant of the Company, other than an ownership interest involving less than five percent (5%) of the equity securities of any entity which is traded on a recognized stock exchange or quoted on a consolidated reporting system.

    Section 4.23  Disclosure.  To the knowledge of the Seller, it has not
    -------------------------
withheld any material facts relating to the ongoing business or financial condition of the Company from Buyer, and copies of all documents which have been delivered or made available to Buyer are true, correct and complete copies thereof, and include all material amendments, supplements or modifications thereto or material waivers thereunder.

Section 4.24  Genesys.
----------------------
    (a) Section 4.24(a) of the Disclosure Schedule sets forth with respect to Genesys as of January 28, 1994:

        (i) the authorized capital stock;

        (ii) the number of shares issued and outstanding;

       (iii) the identity of the holders of all such shares of issued and outstanding shares of stock; and

        (iv) the number of shares held in treasury of Genesys.

As of the date hereof, all of the shares of capital stock of Genesys held by the Company are duly authorized, validly issued, fully paid and non-assessable.

    (b) Genesys ceased all active business operations on July 31, 1993, and since that time has had no ongoing business operations and is currently inactive.

    (c) The Amended and Restated Stockholder Agreement, dated as of December 31, 1992, by and between the Company and Corporate Systems, Ltd. (the "Stockholder Agreement"), a copy of which has been delivered to Buyer and which is listed in the Disclosure Schedule, is valid, in full force and effect and has not been superseded or amended in any way.

    (d) The cessation of Genesys' operations was performed in material compliance with

        (i) all applicable laws and regulations, including requirements relating to regulatory approvals or notifications and employee terminations; and

        (ii) all applicable client or provider agreements and employee benefit plans or programs.

    (e) Other than compliance with the Stockholder Agreement, the Company has no current or future obligations, financial or otherwise, whether accrued or not, known or unknown, with respect to Genesys or its prior business or employees.

    Section 4.25  Accuracy of Representations and Warranties.  No representation
    ---------------------------------------------------------
or warranty made by the Seller and Buyer in this Agreement is false or misleading with respect to any material fact, or omits or fails to state a material fact necessary to make the statements contained therein not misleading.

                                   ARTICLE V
                                   COVENANTS
                                  -----------

    Section 5.1  Affirmative Covenants of the Seller.  The Seller hereby
    -------------------------------------------------
covenants and agrees that, unless otherwise agreed in writing by Buyer or as otherwise contemplated by this Agreement, from the date hereof through the Closing Date, the Company will:

    (a) Operate its business in the ordinary and usual course and consistent with past practices;

    (b) Use best efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its respective officers and key employees and maintain the relationships with its respective customers and suppliers;

    (c) Use best efforts to keep in full force and effect its property and liability insurance and bonds comparable in amount and scope of coverage to that currently maintained; and

    (d) Confer with Buyer at its request to report operational matters and general status of the ongoing operations of the business of the Company. The Company shall promptly inform Buyer of any unexpected emergency or other change in the normal course of business or in the operations of the business, of any investigation or review pending or threatened by any governmental entity and of submissions to the Company's Board of Directors involving any material business, asset or property, and of any material litigation, investigation, review or audit instituted or threatened by any party, and shall keep Buyer fully informed of developments with respect to such events and permit Buyer's representatives access to all materials prepared by, or delivered to, the Company in connection therewith.

    Section 5.2  Negative Covenants of the Seller.  Except as expressly
    ----------------------------------------------
contemplated by this Agreement or as otherwise agreed to in writing by Buyer, from the date hereof through the Closing Date, the Seller covenants that the Company shall not do any of the following:

    (a) amend its charter or bylaws;

    (b) except for the payment of bonuses for 1995 performance (which are funded by Seller), increase the compensation payable or to become payable to any director, officer or employee (including any Company Employee), except for increases in salary or wages payable or to become payable in the ordinary course of business and consistent with past practice for Company Employees;

    (c) grant or increase any severance or termination pay (other than pursuant to the normal severance policy of the Company in effect on the date of this Agreement as disclosed to Buyer on Disclosure Schedule 4.9(a)) to, or enter into any severance agreement;

    (d) enter into any employment agreement except in accordance with Section
5.8 of this Agreement;

    (e) establish, adopt, enter into or amend any employee benefit plan, program or arrangement, except as may be required to comply with applicable law, or as required under Section 5.8 of this Agreement with respect to the Company's adoption of Seller's 401(k) Plan;

    (f) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

    (g) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or obligations;

    (h) effect any reorganization or recapitalization;

    (i) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its or its respective Subsidiaries' capital stock;

    (j) issue, deliver, award, grant, or sell, or authorize the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of any class of its capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares or amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof;

    (k) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

    (l) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of any material amount of any of its assets, except for dispositions in the ordinary course of business and consistent with past practice;

    (m) initiate, solicit or encourage (including by way of furnishing information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or authorize any of the officers or directors of the Company to take any such action, and the Company shall use its reasonable efforts to cause the directors, officers, employees, agents, and representatives of the Company (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by the Seller) not to take any such action. Seller shall promptly notify Buyer if any such inquiries or proposals are received by the Company or any of its or their other respective officers, directors, investment bankers, financial advisors, attorneys, accountants or other representatives; PROVIDED, HOWEVER, that nothing in this Section 5.2(m) shall limit the Seller from taking any actions required of it by applicable law.

    For purposes of this agreement, "Competing Transaction" shall mean any of the following involving the Company (other than the transactions contemplated by this Agreement):

        (i) any merger, consolidation, share exchange, business combination or other similar transaction;

        (ii) any sale, lease, mortgage, pledge, transfer or other disposition of twenty percent or more of the assets of the Company in a single transaction;

       (iii) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Securities Exchange Act of 1934) shall have been formed which beneficially owns or has right to acquire beneficial ownership of twenty percent or more of the then outstanding shares of capital stock of the Company; or

        (iv) any agreement to, or public announcement by the Seller of a proposal, plan or intention to, do any of the foregoing;

    (n) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1995, except in either case as may be required by law, the IRS, or GAAP;

    (o) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument;

    (p) fail to maintain its books and records in the ordinary and usual course of business in accordance with past practices, except for such changes as are necessary to comply with GAAP or regulatory accounting principles, consistently applied;

    (q) make any investment of a capital nature in excess of $50,000 singly or $250,000 in the aggregate, either by purchasing stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation, except transactions in the ordinary course of business;

    (r) enter into any new material lease, amend or modify the terms of any existing material lease, or terminate any existing material lease;

    (s) release or relinquish any material contract rights or forgive any indebtedness without Buyer's consent;

    (t) increase the compensation to be paid to any provider or group of providers, except in the ordinary course of business;

    (u) make any loans or advances to any officer, director, shareholder or Affiliate of the Company (except for ordinary travel and business expense payments);

    (v) engage in any transaction or take any other action which would cause or result in a breach of any representation or warranty of the Seller set forth in
Article IV hereof; and

    (w) agree in writing or otherwise to any of the foregoing.

Section 5.3  Access and Information.
------------------------------------
    (a) Seller shall afford to Buyer, and their respective affiliates and accountants, counsel, other representatives, and prospective lenders and investors and investor representatives access during normal business hours throughout the period prior to the Closing Date to all of Company's officers, directors, employees, properties, offices, books, contracts, commitments and records (including but not limited to Tax Returns and Regulatory filings) and the Company shall use its best efforts to cause access to accountants' work papers, during such period, shall furnish promptly to any of them all other information concerning its business, properties and personnel as may be reasonably requested in writing. No investigation by Buyer prior to or following the execution of this Agreement shall affect the representations and warranties of the Company as contained herein.

    Section 5.4  Additional Arrangements.  Subject to the terms and conditions
    -------------------------------------
of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to assure the satisfaction of each condition to, and to consummate and make effective, the transactions contemplated by this Agreement, including using its best efforts to obtain all necessary waivers, consents and approvals.

    Section 5.5  Continuing Nature of Representations and Warranties.  The
    -----------------------------------------------------------------
Seller agrees, until the earlier of the Closing Date or termination of this Agreement, to provide Buyer with notice of any material information which comes to the knowledge of the Seller and which affects the truth and accuracy, or continuing truth and accuracy, of the warranties and representations made by the Seller herein or which has the effect of rendering any of the covenants contained in this Article VI incapable of performance. Buyer agrees, until the earlier of the Closing Date or termination of this Agreement, to provide the Seller with notice of any material information which comes to the knowledge of Buyer and which affects the truth and accuracy, or continuing truth and accuracy, of the warranties and representations made by Buyer herein.

    Section 5.6  Tax Matters.  Following the date of this Agreement:
    -------------------------
    (a) Seller shall file any Tax Returns, elections or information statements with respect to any liabilities for Taxes of the Company or other matters relating to Taxes of the Company which, pursuant to applicable law must be filed for taxable years ending on or prior to Closing. Buyer agrees to cooperate with Seller for the purpose of completing and filing such returns. Seller shall have the sole right and responsibility to respond to and resolve any Tax audits related to taxable years ending on or prior to Closing and shall be responsible for any additional Tax liabilities related to Tax periods ending on or before Closing and shall receive any Tax refunds or reductions related to Tax periods, other than refunds attributable to the carry-back of Tax attributes, such as loss carryovers from a Tax period after the Closing Date. Buyer will provide any necessary information and other reasonable assistance to Seller for the purpose of responding to and resolving such audits. Buyer shall be responsible for all Tax filings and for all Tax liabilities relating to the Company for periods commencing after the Closing Date.

    (b) Any Tax sharing agreement between or among the Seller Group and the Company is terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year).

    (c) Seller will immediately pay to the Buyer any Tax refund (or reduction in Tax liability) resulting from a carryback of a postacquisition Tax attribute of the Company into a Seller consolidated federal or state Tax Return, when such refund or reduction is realized by the Seller group. Seller will cooperate with the Company in obtaining such refunds (or reduction in Tax liability), including through the filing of amended Tax returns or refund claims.

    (d) Seller will not elect to retain any net operating loss carryovers or capital loss carryovers of the Company under Regulation Section 1.1502-20(g) without Buyer's written approval.

    (e) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any New York State Gains Tax, New York City Transfer Tax and any similar tax imposed in other states or subdivisions), shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

    (f) For purposes of Section 5.6 and 5.11, where applicable law permits, the Closing Date shall be treated by Buyer and Seller as the end of a taxable year, and in any case where applicable law does not permit the Company to treat the Closing Date as the end of a taxable year of the Company, then whenever it is necessary to calculate the liability for income or franchise taxes of the Company for a portion of a taxable year, such determination will (unless otherwise agreed to in writing by Seller and Buyer) be determined by a closing of the Company's books at the end of the Closing Date. In order appropriately to apportion any Taxes, other than income or Closing Date, (i) AD VALOREM Taxes (including, without limitation, real and personal property Taxes) will be accrued on a monthly basis over the period for which the Taxes are levied, or if it cannot be determined over what period the Taxes are being levied, over the fiscal period of the relevant taxing authority, in each case irrespective of the lien or assessment date of such Taxes, and (ii) franchise and other privilege Taxes not measured by income will be accrued on a monthly basis over the period in which the privilege relates.

    (g) Buyer will make no election under Section 338(h)(10) of the Internal Revenue Code without the written approval of Seller. If, notwithstanding this provision, Buyer makes such an election, Buyer shall fully reimburse Seller any additional tax liability or costs incurred by Seller as a result of such election by Buyer. Seller shall provide necessary information and other reasonable assistance to Buyer for purposes of making a permitted election under this Section.

    (h) Buyer will make no election without Seller's written approval to ratably allocate income and expenses pursuant to Regulation Section 1.1502-76(b)(2)(ii). Both Buyer and Seller agree to work together to determine if said election is advantageous for both parties.

    (i) Any intercompany balances due to Seller from the Company which are not paid prior to the Closing Date shall be canceled and treated by Seller as an additional capital contribution to Company by Seller.

Section 5.7 Appropriate Action; Consents; Filings.
--------------------------------------------------
    (a) Buyer and Seller shall use all reasonable efforts to

        (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable;

        (ii) obtain from any governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Seller, Buyer, or the Company or any of their respective Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including; and

       (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under (A) the H-S-R Act, and (B) any other applicable law; PROVIDED that, Buyer, and Seller shall cooperate with each other in connection with the making of all such filings, including providing copies of all non-confidential portions of such documents to the non-filing party and its advisors prior to filing and to discuss additions, deletions or changes suggested in connection therewith. The Seller and Buyer shall furnish to each other all information required for any application or other filings to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement.

    (b) The Disclosure Schedule identifies each of the Company Contracts which would require notice of or consent of a third party in order to maintain the Company's relationship with such party or to avoid the Company's being in breach or default under such Contract, including any policies of insurance. Any such notices and consents or approvals shall be obtained prior to Closing unless (x) the failure to deliver such notice and obtain all such consents would not materially affect the Company's business or its ability to consummate the transactions contemplated in this Agreement, or (y) Buyer is advised of and consents in writing to the foregoing failure to deliver such notices or receive such consents.

    (c) From the date of this Agreement until the Closing Date, the Company shall promptly notify Buyer in writing of any pending or, to the knowledge of the Company, threatened action, proceeding or investigation by a governmental entity or any other person (i) challenging or seeking damages in connection with this transaction, or (ii) seeking to restrain or prohibit the consummation of the transaction contemplated by this Agreement or otherwise limit the right of Buyer to own or operate all or any portion of the businesses or assets of the Company.

    Section 5.8 Company Employees.  As of the date hereof, the Company has no
    ------------------------------
employees. Seller shall cause the Company to hire on an at-will basis effective as of the business day immediately preceding the Closing Date those employees of Seller assigned to the Company, which employees have been selected by Buyer, and listed in Section 5.8 of the Disclosure Schedule and such other individuals as may be designated as Company employees by mutual written agreement between the Seller and the Buyer prior to the Closing Date ("Company Employees"). Section 5.8 also sets forth those active employees of Seller who previously rendered services related to the Company which Buyer has selected to not be hired by the Company. Those employees marked on Section 5.8 of the Disclosure Schedule with an asterisk are temporary employees and are not entitled to participate in Seller's Severance Plan. Seller shall also cause the Company to become a participating employer under the United HealthCare Corporation 401(k) Savings Plan ("Seller's 401(k) Plan") as of the business day immediately preceding the Closing Date with respect to the Company Employees. On and after the Closing Date, Buyer shall cause the Company to continue to employ the Company Employees (subject to the Company's right to terminate any such Company Employee or any subsequently hired individual at will), subject to the following terms and conditions: (i) effective as of the Closing Date, Buyer or the Company shall cause the Company Employees to be covered by a medical (and dental) plan without limitations based upon pre-existing conditions; (ii) for purposes of any employee benefit plan, program, or arrangement maintained by Buyer or the Company for the Company Employees ("Buyer's Plan") on and after the Closing Date (including any 401(k) Plan ("Buyer's 401(k) Plan")) any years of eligibility service or vesting service credited to such Company Employees under the Employee Benefit Plans as of the Closing Date shall be treated as eligibility or vesting service under Buyer's Plan; and (iii) if Buyer or Company does terminate the employment of any Company Employee prior to the date which is sixty (60) days after Closing Date, Buyer shall provide to any such terminated Company Employee severance benefits which are substantially similar to the benefits such individual would have received under Seller's severance program. Seller agrees to provide Buyer within sixty (60) days of the Closing Date such information as Buyer shall reasonably request in order to implement the provisions of this Section 5.8, including the years of eligibility and vesting service credited to the Company Employees under the Employee Benefit Plans.

    Section 5.9 Employee Benefits.  Effective as of the Closing Date, the
    ------------------------------
Company shall not be a participating employer in any Employee Benefit Plan. No portion of the assets of any Employee Benefit Plan, heretofore sponsored or maintained by the Seller for the Company Employees (and no amount attributable to any such Employee Benefit Plan), shall be transferred to the Company, and the Company shall not be required to sponsor or contribute to any such Employee Benefit Plan after the Closing Date. With respect to Seller's 401(k) Plan, Seller shall authorize lump sum distributions of vested benefits to Company Employees in connection with the transaction contemplated under this Agreement pursuant to Section 401(k)(10) of the Internal Revenue Code. Effective as of Closing Date, Seller shall treat the Company Employees who are participants in Seller's 401(k) Plan as of Closing Date as being 100% vested in all contributions and earnings under such plan. The amounts payable to the Company Employees on account of all benefit arrangements (including, but not limited to, all accrued, but unpaid sick leave) shall be either maintained in such Employee Benefit Plans or paid to the Company Employees, in each case, in accordance with the applicable Employee Benefit Plan documents. The Seller shall not be liable for any claim for insurance, reimbursement or other benefits incurred after the Closing Date.

    Section 5.10 Employment Agreements.  Prior to the Closing Date, Buyer may
    -----------------------------------
negotiate to enter into an employment agreement with the individual listed on Exhibit B.

Section 5.11 Indemnification.
-----------------------------
    (a) Seller agrees to indemnify Buyer and the Company from all costs and expenses, including reasonable attorneys' and auditors' fees, relating to or resulting from suits, claims, liability, judgments, investigations, loss, penalties, fines or damage, of any type and whether asserted by or incurred as a result of action by a governmental body or a private party, asserted against or incurred by the Buyer or Company as a result of the matters described below (the "Claims"), provided that Buyer gives written notice of the facts giving rise to and the alleged basis for such Claim and, if known or reasonably ascertainable, the amount of the liability asserted or which may be asserted by reason thereof, during the period following the Closing specified below:

        (i) Any inaccurate or erroneous representation or warranty, misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement to be performed by the Seller or Company under this Agreement at or prior to the Closing Date or from any misrepresentation by the Company in or omission by the Seller or Company from the Disclosure Schedule pursuant to this Agreement;

        (ii) (1) Any and all Taxes of the Company for all tax periods ending on or before the Closing Date;

           (2) Taxes attributable to other members of an affiliated group (as defined in Section 1504(a) of the Code or any analogous provision under foreign, state or local law) to which the Company has belonged on or prior to the Closing Date attributable to any Tax period.

           (3) Any and all Taxes incurred in connection with or arising out of any inaccuracy; breach, or nonfulfillment by the Seller of any representation, consent, covenant or agreement of the Seller made in this Agreement including, without limitation, Section 4.12, 5.6 and Article V hereof.

           (4) Taxes arising out of, resulting from or attributable to a Section 338(h)(10) Election by Seller.

       (iii) Claims relating to or resulting from any litigation or disputes with respect to the operation of the Company prior to the date of this Agreement.

        (iv) Claims relating to any employee benefit plan, program or arrangement maintained or contributed to by the Seller or any entity which is or has been aggregated with the Seller or the Company for purposes of section 414 of the Code or section 4001 of ERISA, including any Claims relating to or arising from the Seller's transfer of the Company Employees to the Company under Section 5.8 of this Agreement, but excluding Claims relating to any employee benefit plan, program or arrangement maintained or contributed to by the Buyer or the Company after the Closing Date.

        (v) Claims relating to or resulting from any litigation or dispute with respect to Genesys, including but not limited to the lawsuit involving the Texas Association of School Boards ("Genesys Claims").

    (b) Buyer agrees to indemnify Seller from all costs and expenses, including reasonable attorneys' and auditors' fees, relating to or resulting from suits, claims, liability, judgments, investigations, loss, penalties, fines or damage, of any type and whether asserted by or incurred as a result of action by a governmental body or a private party, asserted against or incurred by the Buyer or the Seller, as the case may be, as a result of the matters described below (the "Claims"), provided that the Seller gives written notice of the facts giving rise to and the alleged basis for such Claim and, if known or reasonably ascertainable, the amount of the liability asserted or which may be asserted by reason thereof, during the period following the Closing specified below:

        (i) Any inaccurate or erroneous representation or warranty, misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement to be performed under this Agreement at or prior to the Closing Date or from any misrepresentation in or omission from the Disclosure Schedule pursuant to this Agreement;

        (ii) (1) Any and all Taxes of the Buyer for all tax periods beginning after the Closing Date;

           (2) Any and all Taxes incurred in connection with or arising out of any inaccuracy, breach, or nonfulfillment by the Buyer of any representation, consent, covenant or agreement of the Buyer made in this Agreement including, without limitation, Section 3.4.

           (3) Taxes arising out of, resulting from or attributable to a Section 338(h)(10) Election by Buyer.

       (iii) Claims relating to or resulting from any litigation or disputes with respect to the operation of the Company or Buyer after the date of this Agreement.

    (c) In the event of the assertion of a Claim which may give rise to a claim for indemnification hereunder, the indemnified party shall notify the other party as stated above, and Claims shall not include any such matters as to which proper notice is not given within the following periods after Closing: (x) fifteen (15) months for Claims described in subparagraphs (a)(i) and (b)(i) above; (y) three (3) years for claims described in subparagraphs (a)(ii), (a)(iii), (a)(iv), (b)(ii) and
(b)(iii) above; and (z) no limit on the time in which Genesys Claims may be asserted. As soon as practical after becoming aware of a Claim subject to indemnification under this Agreement, the indemnified party shall provide the other party with written notice stating the nature, basis and (to the extent known or reasonably estimated) amount thereof. In the event an indemnified party becomes aware of a Claim it shall promptly notify the other party and seek instructions as to the defense thereof. The indemnifying party shall control the defense and settlement of any Claim. The indemnifying party shall keep the indemnified party apprised of the status of such Claim, shall consult with the indemnified party as appropriate as to the handling of a Claim and shall not unreasonably refuse to defend, compromise or settle any Claim. The indemnified party shall cooperate fully in the defense of any Claim, including but not limited to the defense of the Texas Association of School Board litigation. The indemnifying party shall reimburse the indemnified party for the reasonable cost of such cooperation. The indemnified party shall have the right at its own expense to employ separate counsel to monitor such Claim.

    (d) The first $5,000 (including the reasonable cost of defense thereof) of any Claim individually, or an aggregate of $25,000 for multiple Claims each of which is less than $5,000 shall be the responsibility of the indemnified party. Once the $5,000 limit for an individual Claim or the $25,000 limit for multiple Claims in the aggregate is reached, the full amount of all Claims (including the reasonable costs of defense thereof) shall be paid by the indemnifying party. To the extent that a Claim has been paid for by an insurance payment on behalf of or insurance recovery on behalf of the Company payment shall not be the responsibility of the indemnifying party. To the extent that a Claim has been reserved against in the Company's Financial Statements (by means of a liability accrual or payable or a valuation allowance or reserve against current assets), Seller shall have no liability.

    (e) Any indemnification paid under this Section 5.11 shall, as to the extent permitted by law, be an adjustment to the Purchase Price.

    Section 5.12 Survival of Indemnifications, Representations and Warranties.
    --------------------------------------------------------------------------
All statements made by the Seller and the Company herein or in the Disclosure Schedule shall be deemed representations and warranties of the Company, and all representations, warranties and agreements made by any party to this Agreement shall not be deemed to be waived or otherwise affected by any investigation made by any other party. The representations and warranties of the parties contained herein shall survive the Closing for the time periods set forth in Section 5.11(c).

    Section 5.13 Funding of the Transaction.  Buyer shall maintain sufficient
    ----------------------------------------
cash on hand and available through bank facilities in effect and approved for the purchase of the Common Stock to pay the Purchase Price as required by this Agreement without any contingency or approval by a third party.

    Section 5.14  Insurance.  Effective as of the Closing Date, the Seller shall
    ------------------------
terminate all insurance coverage with respect to the Company, at which time it will be the exclusive responsibility of the Buyer or the Company to provide insurance coverage with respect to the Company and its operations. Subject to commercial availability, from and after the Closing Date, the Seller, at Seller's expense, shall maintain for the benefit of the Company until the expiration of all applicable periods of limitation under relevant statutes of limitations the right to file claims against insurance with respect to a pre-Closing Date acts or omissions of the Company, its officers and directors and employees, in amounts and in such types as which insure the Company, its officers and directors and employees, immediately prior to the Closing Date.

    Section 5.15  Network Access.  Consistent with the letter dated February 23,
    -----------------------------
1996 from Gregg Strott to Tom Cox regarding MetraComp, Buyer shall use its best efforts to cause Company to continue to perform after the Closing Date in accordance with the provisions of such letter.

    Section 5.16  Audited Financials.  At its expense, the Buyer shall use its
    ---------------------------------
best efforts to arrange to have the Company's balance sheet as of December 31, 1993, and related statement of income for the year then ended, the 1994 Financials and the 1995 Financials audited by Arthur Andersen, Boston, prior to March 31, 1996. These audited financial statements shall be referred to as the "1993 Audited Financials", "1994 Audited Financials" and "1995 Audited Financials", respectively. The Seller shall cooperate with this audit of the Company's financial statements.

    Section 5.17  Trademarks.  Prior to the Closing, Seller shall have caused
    -------------------------
all of the service marks listed on Disclosure Schedule 4.19 to be assigned to the Company.

Section 5.18  Cost Reimbursement Agreement.
-------------------------------------------
    (a) Prior to the Closing Date, Seller and Company shall, consistent with past practices, comply with the terms of the Cost Reimbursement Agreement, dated January 28, 1994 between the Company and Seller ("Cost Reimbursement Agreement") including the practice whereby the Seller processes expenses incurred in the operation of the Company and Seller receives all available funds paid to the Company to be applied to reimburse Seller for all expenses incurred on behalf of the Company, including any balances due Seller for prior periods. This practice of processing expenses and applying funds received against amounts due to the Seller shall be referred to as the "Settlement".

    (b) Buyer and Seller agree that if the Closing Date is on or prior to April 5, 1996, the last Settlement prior to Closing will take place on March 29, 1996. Specifically for the March 29, 1996 settlement, Seller will:

        (i) process for payment all invoices received by its Accounts Payable Department from the Company on March 29, 1996. Responsibility for payment of these invoices will be retained by the Seller and added to the intercompany payable balance due Seller from Company as of the Closing Date;

        (ii) be responsible for payment of the April 5, 1996 payroll which covers services provided to Company by the Seller's employees for the two week period ended March 29, 1996 and added to the intercompany payable balance due Seller from Company; and

       (iii) withdraw via Federal wire transfer all available funds from the Company's bank accounts on March 29, 1996 and deducted from the intercompany payable balance due Seller from Company.

    All invoices for expenses not processed by Seller on or before March 29, 1996, whether the related expenses were incurred prior to or after March 29, 1996 shall become the financial responsibility of the Buyer. Buyer shall be responsible for payment of salary and related expenses for Company Employees for March 30, 1996 and thereafter. Seller will cease daily withdrawal of available funds from Company bank accounts after March 29, 1996.

    (c) If the Closing Date is after April 5, 1996, then the last Settlement prior to Closing shall take place on the last business day of a month, or such other date as the parties shall mutually agree upon using procedure consistent with those described above.

                                   ARTICLE VI
                               CLOSING CONDITIONS
                             ----------------------

    Section 6.1  Conditions to Each Party's Obligation.  The respective
    ---------------------------------------------------
obligations of each party pursuant to this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

    (a) No temporary, preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the transaction contemplated by this Agreement shall have been issued and remain in effect;

    (b) No action shall have been taken nor any statute, rule, regulation or executive order have been enacted, promulgated or enforced by any court or the government (or any governmental body or agency) that makes the consummation of the transaction contemplated by this Agreement illegal;

    (c) The applicable waiting period, if any, under the H-S-R Act shall have expired or been terminated;

    (d) Any third party consents and governmental, regulatory or administrative consents, approvals or notices necessary for the Company, Seller or Buyer to consummate the transaction contemplated by this Agreement shall have been received or given, as appropriate, and filings made;

    (e) No suit, action or other proceeding or investigation shall, to the knowledge of the Company or to the knowledge of Seller or Buyer, be threatened or pending by any third party questioning the legality of this Agreement, or the consummation of the transactions contemplated hereby in whole or in part; and

    Section 6.2  Conditions to Obligation of the Seller.  The obligation of the
    -----------
Company pursuant to this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions (unless waived by the Company):

    (a) The representations and warranties of Buyer contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of such date and time, except as affected by the transactions contemplated hereby and except that any such representation and warranty made as of a specified date shall have been true on and as of such date;

    (b) Buyer shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed or complied with by it hereunder on or before the Closing Date;

    (c) The Seller shall have received such closing certificates of Buyer and of governmental authorities as are customary for the type of transaction contemplated and which are satisfactory to the Company's counsel; and

    (d) The Seller shall have received a legal opinion from counsel to the Buyer in form reasonably satisfactory to the Seller.

   Section 6.3  Conditions to Obligations of Buyer. The obligations of Buyer
   ------------------------------------------------
pursuant to this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions (unless waived by Buyer):

    (a) The representations and warranties of the Seller contained in this Agreement and as limited, modified or supplemented by the Disclosure Schedule, shall be true in all material respects on and as of the Closing Date with the same force and effect as through made on and as of such date and time, except as affected by the transactions contemplated hereby and except that any such representation or warranty made as of a specified date shall have been true on and as of such date;

    (b) The Company shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed or complied with by it hereunder on or before the Closing Date;

    (c) Buyer shall have received such closing certificates of the Seller and of governmental authorities as are customary for the type of transaction contemplated and which are satisfactory to Buyer's counsel;

    (d) Since the date of this Agreement and prior to Closing, there shall have been no material adverse change in the condition (financial or otherwise), assets, liabilities, earnings, business or of the Company;

    (e) Company shall have received the resignations of each of the members of Boards of Directors and the officers of the Company, in each case to be effective as of the date immediately following the Closing Date;

    (f) The Buyer shall have received a legal opinion from counsel to the Seller and the Company in form reasonably satisfactory to the Buyer;

    (g) The Seller and Company shall have terminated, as of the Closing Date, the Cost Reimbursement Agreement such that neither the Seller or Company will have any further obligation under the Cost Reimbursement Agreement, including but not limited to payment of any intercompany balance as of the Closing Date;

    (h) Buyer shall have received the audited 1993, 1994 and 1995 Audited Financial Statements, as provided for in Section 5.16, and, with respect to the 1994 and 1995 Audited Financial Statements, Arthur Andersen shall have issued an unqualified opinion, without material adverse audit adjustments; provided that any necessary audit adjustments for restatement of restructuring expenses shall not be considered a material adverse audit adjustment; and

    (i) Seller shall have caused the assignment to Company all rights in the service marks listed on Disclosure Schedule 4.19.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER
                   -----------------------------------------

    Section 7.1  Termination.  This Agreement may be terminated and the
    -------------------------
transaction abandoned at any time prior to the Closing Date:

    (a) by mutual written consent of the parties;

    (b) by any party, by notice to the other parties, if at any time prior to the Closing Date,

        (i) another party shall have materially breached its representations, warranties or covenants contained herein and, upon receiving notice, is unwilling or unable to remedy such breach within ten (10) days following receipt by the breaching party of notice of such breach from the non-breaching party; provided that, in the case of any such breach that is susceptible of cure but that cannot with diligence be cured within such ten
    (10) day period, if the party in breach shall promptly have commenced to cure the same and shall thereafter prosecute the curing thereof with reasonable diligence, the period within which such breach may be cured shall be extended by the shorter of thirty (30) days or for such further period as shall be necessary for the curing thereof with reasonable diligence, or

    (c) By any party, if the transaction contemplated by this Agreement shall not have been consummated prior to May 31, 1996, provided that no party who has caused such transaction not to have been consummated may terminate this Agreement pursuant to this clause (c).

    Section 7.2  Effect of Termination.  In the event of the termination of this
    -----------------------------------
Agreement under Section 7.1, this Agreement shall have no further force or effect and there shall be no further obligation hereunder on the part of Buyer and Seller or their respective officers or directors, except for compliance with the provisions of any and all confidentiality agreements executed by Buyer or any of its Affiliates and the Seller prior to the execution of this Agreement, and claims for breach of this Agreement.

Section 7.3  Fees and Expenses.
-------------------------------
    (a) The Buyer shall pay all H-S-R Act filing fees. All other Expenses incurred by the Buyer shall be borne solely and entirely by the Buyer and all Expenses of the Company, the Seller and their affiliates shall be borne by the Seller. For the purposes of this paragraph, apportionment of salaries for time spent by Company Employees as part of their duties for the Company shall not be considered Expenses.

    (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters related to the closing of the transactions contemplated herein.

    Section 7.4  Amendment.  This Agreement may not be amended except by an
    -----------------------
instrument in writing signed on behalf of each of the parties.

    Section 7.5 Waiver.  At any time prior to the Closing Date, any term,
    -------------------
provision or condition of this Agreement may be waived in writing (or the time for performance of any of the obligations or other acts of the other parties may be extended) by the party which is, or the party the shareholders of which are, entitled to the benefits thereof. Any agreement on the part of a party to any such extension or waiver, shall be valid if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

                                  ARTICLE VIII
                               GENERAL PROVISIONS
                             ----------------------

    Section 8.1 Notice of Breach.  Each party will promptly give written notice
    -----------------------------
to the other parties upon becoming aware of the occurrence, or impending or threatened occurrence, of any event which would cause or constitute a material breach of any of its representations, warranties or covenants contained or referred to in this Agreement and will use its best efforts to prevent or promptly remedy the same.

    Section 8.2 Publicity.  So long as this Agreement is in effect, neither the
    ----------------------
Seller, Company nor the Buyer, or any of their respective Affiliates, shall issue or cause the publication of any press release or other public announcement with respect to this Agreement without prior consultation with the other party, except as may be required by law.

    Section 8.3 Assignment.  Buyer shall have the right to assign to one or more
    -----------------------
of its Affiliates all but not less than all of its rights together with all of its obligations under this Agreement. Buyer may not otherwise assign this Agreement or any of its rights or obligations hereunder without prior written consent of the Seller. The Seller may not assign this Agreement or any of its rights hereunder without the prior written consent of Buyer. Notwithstanding any assignment by Buyer, Buyer shall continue to be liable under this Agreement to the same extent as if the assignment were not made to the extent Buyer's assignee fails to perform or comply with any provision of this Agreement.

    Section 8.4 Interpretation.  The headings contained in this Agreement are
    ---------------------------
for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Disclosure Schedule shall be deemed to be a part of this Agreement.

    Section 8.5 Notices.  All notices and other communications hereunder shall
    --------------------
be in writing and shall be deemed to have been duly given when delivered personally or by cable, telex, telecopier or telegram or by certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

        (a) To Seller:

               United Healthcare Services, Inc.
               300 Opus Center
               9900 Bren Road East
               Minnetonka, Minnesota 55343
               Attention: William W. McGuire, M.D.
               Telecopier No.: (612) 936-0044

               With copies to:
               United HealthCare
               8330 Boone Boulevard, Suite 300
               Vienna, Virginia 22182
               Attention: James M. Michener
               Telecopier No.: (703) 918-4057

        (b) To Buyer:

               CRA Managed Care, Inc.
               312 Union Wharf
               Boston, Massachusetts 02109
               Attention: John McCarthy
               Telecopier No.: (617) 367-8519

               With copies to:
               Hutchins, Wheeler & Dittmar
               A Professional Corporation
               101 Federal Street
               Boston, Massachusetts 02110
               Attention: James Westra, Esq.
               Telecopier No.: (617) 951-1295

    Section 8.6 Separability.  Any term or provision of this Agreement which is
    -------------------------
invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

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

    Section 8.7 Specific Performance.  Each of Seller and Buyer acknowledge that
    ---------------------------------
    (a) they will not have any adequate remedy at law if the other fails to perform any of its obligations hereunder; and

    (b) each shall have the right, in addition to any other rights it may have, to obtain in any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach or otherwise specifically to enforce any of the obligations of the other under this Agreement if the other shall fail to perform any of its obligations hereunder.

    Section 8.8 Entire Agreement.  This Agreement shall be construed together to
    -----------------------------
constitute the entire agreement and to supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

    Section 8.9 Governing Law.  This Agreement shall be governed by, and
    --------------------------
construed and enforced in accordance with, the laws of the State of Minnesota without giving effect to the conflict of law principles thereof.

    Section 8.10 Dispute Resolution and Remedies.  Any dispute arising between
    ---------------------------------------------
the parties relating to this Agreement or the transactions contemplated hereby, including any dispute relating to termination of this Agreement, shall be resolved by binding arbitration pursuant to the Rules of the American Arbitration Association. In no event may the arbitration be initiated more than one year after the date one party first gave written notice of the dispute to the other party. The arbitrators shall have no power to award any punitive or exemplary damages or to ignore or vary the terms of this Agreement and shall be bound by controlling law. The provisions of this Section 8.10 shall survive any termination of this Agreement.

    Section 8.11 Counterparts.  This Agreement may be executed in one or more
    --------------------------
counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

    Section 8.12 No Third Party Benefit.  This Agreement is solely for the
    ------------------------------------
benefit of, and shall be enforceable by and against only, the parties and their respective successors, and permitted assigns, and does not and shall not be construed to confer on or provide to any other person any obligations, privileges, rights or remedies.

                           [INTENTIONALLY LEFT BLANK]

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

    IN WITNESS WHEREOF, the Seller and Buyer have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                          UNITED HEALTHCARE SERVICES, INC.

                                          By:  /s/ David P. Koppe
                                          ---------------------------

                                          Its:          CFO
                                          ---------------------------


                                          CRA MANAGED CARE, INC.

                                          By: /s/ Donald J. Larson
                                          ---------------------------

                                          Its:          CEO
                                          ---------------------------

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